Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-57533, 333-49847, 333-70195, 333-83949, 333-94841, 333-61238, 333-71496, 333-105295, 333-114006, 333-111454 and 333-127269, including any amendments thereto and Form S-8 Nos. 333-52479, 333-35868, 333-112379, 333-35866, 333-111457, 333-118816, 333-127266 and 333-134886, including any amendments thereto) of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedule of Cheniere Energy, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Cheniere Energy, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Houston, Texas

February 26, 2008